MAYTAG ANNOUNCES OUT-OF-COURT SETTLEMENT IN CLASS-ACTION SUIT



NEWTON, IOWA--(August 3, 1995)--Maytag Corporation today announced the settlement of a class-action lawsuit brought by former employees at its Dixie-

Narco production facility in Ranson, W. Va., which was closed in 1991.  Dixie-

Narco, a business unit of Maytag Corporation, manufactures vending machines.

The suit alleged Maytag promised not to close the Ranson plant.  Maytag maintained no promise was made to keep the plant open.

     The class-action suit involved approximately 800 individuals.  The settlement amount is $16.5 million, or approximately $9.9 million after tax,

which will be reported as a charge in the third quarter of approximately 9 cents per share.  Other terms of the settlement were not announced.

     Although agreeing to the financial settlement, there was no acknowledgement by either Maytag Corporation or Dixie-Narco that their actions entitle any of the class claimants to a right to recover payment from the companies as a result of their employment by Dixie-Narco, or that the companies violated any agreements with employees, or acted in ways the law does not allow.

     "The original plant closing was not what we desired, but it's what was
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required by economic and business realities," said Edward H. Graham, vice president and general counsel at Maytag.  "We reluctantly agreed to settle this case even though we believe our actions in closing the plant were lawful,

prudent, and reasonable.  Yet, as the facts and circumstances evolved, the potential risks associated with a jury trial in Jefferson County, West Virginia,

exceeded our earlier evaluation.  This case was being tried in the home town of many former employees and local feelings and prejudices ran high against the companies.  The West Virginia venue for the case amounted to a hostile and adverse environment in which we were forced to defend ourselves, and the civil justice system in West Virginia can be unpredictable.  That's not meant to be a criticism of the court or the jury selected to hear the case; we have no reason to question their fairness.

     "Yet, our assessment of the situation led us to settle because we were not willing to continue to divert management attention and financial resources indefinitely to a long, drawn-out court battle, and additional trials and appeals, and we were not willing to expose the corporation to additional and unpredictable risk.

     "As we bring this issue to a close and move ahead, we recognize again the personal difficulties experienced after a plant closing such as occurred here,

and wish the former employees, citizens, and community well in the future."

     Maytag Corporation, headquartered in Newton, Iowa, is the leading North
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American producer of premium brand appliances, Maytag and Jenn-Air brands, and the leading North American producer of floor care products under the Hoover brand.  The corporation also produces and markets major appliances under the

Magic Chef and Admiral brands, and under private label brands.  Dixie-Narco is the corporation's vending equipment manufacturer.



Contact Tom Schwartz at Maytag  515-791-6342